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                                  EXHIBIT 21.1

LIST OF SUBSIDIARIES

BSM Financial, Inc., a Massachusetts corporation
Medical Information Systems Company, Inc., a Minnesota corporation Summit Medical Europe S.A.R.L., organized under French law
Cordillera L.L.C., a Delaware limited liability company